Exhibit 99.1

PEOPLE’S COMMUNITY CAPITAL CORPORATION

FOR MORE INFORMATION, CALL
TOMMY B. WESSINGER, CEO or
THOMAS H. LYLES, PRESIDENT
AT (803) 641-0142

PEOPLE'S COMMUNITY CAPITAL CORPORATION REPORTS YEAR END EARNINGS

AIKEN, SOUTH CAROLINA, January 19, 2005  –  –  PEOPLE’S COMMUNITY CAPITAL CORPORATION (OTCBB:PPLM.OB), holding company for PEOPLE’S COMMUNITY BANK, announced that for the three months ended December 31, 2004, net income was $228,134, or $0.19 per common share, compared to $307,558, or $0.27 per common share, for 2003. The decrease in earnings was due to $307,000 of merger-related expenses in the fourth quarter. For the year ended December 31, 2004, net income was $1,267,753, or $1.09 per common share, compared to $1,128,924, or $0.98 per common share, for the same period in 2003. This is an increase of 12% even though there were merger-related expenses in 2004 of $352,000.

Total assets for the company were $128.5 million at December 31, 2004, an 18% increase over the balance of $109.1 million at December 31, 2003. Net loans were $76.5 million, representing a 17% increase over last year-end’s balance of $65.3 million. Deposits were $107.5 million, a 15% increase over the December 31, 2003 balance of $93.2 million.

The company’s allowance for credit losses was increased by $25,000 for the quarter ending December 31, 2004, bringing the total annual provision to $176,000 and the ending reserve to $1,085,000, or 1.40% of loans. Total net charge-offs for the year were $30,844 compared to net charge-offs of $11,921 for 2003. There were no non-performing loans at December 31, 2004 or December 31, 2003.

As announced on October 18, 2004, People’s Community Capital Corporation (“PCCC”), People’s Community Bank of South Carolina (“PCB”), and First Citizens Bank and Trust Company, Inc., a South Carolina state bank (“FCB”) entered into an Agreement and Plan of Reorganization and Merger, under which PCCC and PCB will be merged with and into FCB, with FCB continuing after the merger as the surviving corporation. In an all cash transaction, shareholders of PCCC will receive $30.00 per share when the transaction is consummated.

People’s Community Capital Corporation is a bank holding company for People’s Community Bank of South Carolina in Aiken with three principal banking offices at 1715 Whiskey Road and 125 Park Avenue in Aiken and 518 Georgia Avenue in North Augusta. The Company’s stock is quoted on the OTC Bulletin Board under the symbol PPLM.OB. Internet banking is offered through the bank’s web site at www.pcbOnline.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PCCC intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger of PCCC and PCB with and into FCB, which merger was announced on October 18, 2004. INVESTORS AND SECURITY HOLDERS OF PCCC ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT PCCC, FCB AND THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by PCCC or FCB with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by PCCC by directing a written request to: People’s Community Capital Corporation, 125 Park Avenue, S.W., Aiken, South Carolina 29801, Attention: Jean Covington. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

PCCC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of PCCC in connection with the merger. Information about those executive officers and directors and their ownership of PCCC’s common stock is set forth in the PCCC Form 10-KSB for the year ended December 31, 2003, which was filed with the SEC on March 29, 2004, and the PCCC proxy statement for the 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 29, 2004. Investors and security holders may obtain additional information regarding the direct and indirect interests of PCCC and its executive officers and directors in the merger by reading the proxy statement regarding the merger when it becomes available.

PEOPLE’S COMMUNITY CAPITAL CORPORATION

Selected Financial Information
(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31		December 31

Condensed Results of Operations	2004	2003	2004	2003
Interest income	$1,664	$1,295	$6,059	$4,980
Interest expense	384	267	1,245	1,286
Net interest income	1,280	1,028	4,814	3,694
Provision for possible loan losses	25	34	176	112
Non-interest income	182	226	789	1,062
Salaries and employee benefits expense	521	438	1,909	1,694
Occupancy and equipment expense	85	90	324	354
Other non-interest expense	220	231	955	906
Merger-related expenses	307	0	352	0

Operating income before provision for taxes	304	461	1,887	1,690
Provision for income taxes	76	153	619	561

Net income	$228	$308	$1,268	$1,129

Income per share of common stock: (See note)
Basic	$0.19	$0.27	$1.09	$0.98
Diluted	$0.17	$0.25	$0.97	$0.90
Weighted average shares outstanding:
Basic	1,179,237	1,142,310	1,165,894	1,146,683
Diluted	1,320,309	1,253,461	1,303,452	1,256,731
Other Data
Average interest-earning assets	$123,502	$102,255	$116,241	$100,384
Average interest-bearing liabilities	$98,674	$80,444	$92,838	$79,817
Net interest margin	4.15%	4.02%	4.14%	3.68%
Return on average equity	6.61%	10.02%	9.62%	9.36%
Return on average assets	0.70%	1.14%	1.04%	1.06%

	Dec 31	Dec 31
Selected Balance Sheet Data	2004	2003

Total assets	$128,542	$109,128
Loans receivable, net	76,521	65,301
Federal funds sold	975	659
Short-term securities	1,987	1,721
Investment securities	43,064	35,257
Deposits	107,540	93,238
Shareholders' equity	13,911	12,366
Shareholders' equity per common share (See note)	$11.80	$10.86

Loan allowance to loans and leases	1.40%	1.42%
Net loans to deposits	71.16%	70.04%
Net charge-offs to average loans	0.04%	0.02%

NOTE:  Per share data for 2003 has been adjusted to reflect a stock dividend paid on 1/29/04.